Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports First Quarter 2014 Results

#1 in Total Customer Satisfaction for Fourth Year in a Row
Record First Quarter Safety Performance
ENSCO 120 Commenced Operations in North Sea
ENSCO 121 in North Sea Preparing to Commence Initial Contract
Ordered Two ENSCO 140 Series Jackups With Patented Canti-Leverage AdvantageSM Technology
Sold Additional Rigs as Part of Continuous High-Grading Strategy
London, England, 28 April 2014 … Ensco plc (NYSE: ESV) reported today that diluted earnings per share were $1.25 in first quarter 2014 compared to $1.36 in first quarter 2013. Adjusted for $13 million, $0.06 per share, of certain discrete tax items, first quarter 2014 diluted earnings per share were $1.31.
Chairman, President and Chief Executive Officer Dan Rabun said, "While earnings per share declined year to year due to lower utilization as certain rigs rolled off contract and planned upgrade projects and surveys increased, we expect to grow earnings per share in future quarters as fleet-wide utilization improves. Major shipyard projects for certain floaters will be completed later this year and our marketing teams are focused on contracting our available rig time. Future earnings will also benefit from the delivery of eight newbuild rigs, which will help to offset recent market pressure that has led to lower floater utilization and market day rates."
Mr. Rabun also stated, "First quarter 2014 uptime performance improved significantly with 96% operational utilization across our fleet. In addition, we achieved record first quarter safety performance with a total recordable incident rate of 0.37. This high level of performance is what drives Ensco’s #1 ranking in total customer satisfaction, which we achieved for the fourth year in a row. Fleet high-grading also contributes to customer satisfaction, and in March of this year ENSCO 120 commenced drilling operations under its initial contract. Two more ENSCO 120 Series jackups will commence their initial contracts later this year and a fourth will be delivered in 2016. All four jackups will include our patented Canti-Leverage AdvantageSM technology, which provides significant drilling efficiencies for our customers. Recently, we also placed an order for two ENSCO 140 Series jackups that include enhanced design features, including our proprietary cantilever technology."

First Quarter Results

Revenues grew 3% to $1.187 billion in first quarter 2014, up from $1.150 billion a year ago, due to an increase in the average day rate that more than offset a decline in reported utilization. The average day rate for the fleet increased 14% to $239,000, mostly from the addition of ENSCO DS-7 to the active fleet and a full quarter of operations for ENSCO DS-6, plus higher day rates for several floaters and an increase in the jackup segment average day rate.

Reported utilization, which includes the impact of uncontracted rigs and planned downtime, declined to 78% from 86% in first quarter 2013. The decline was due mostly to year-over-year increases in shipyard upgrade projects and uncontracted rigs. Adjusted for uncontracted rigs and planned downtime such as rig upgrades and surveys, operational utilization increased to 96% in first quarter 2014, up from 90% a year ago due to significant improvement in the Floaters segment.
Contract drilling expense was $604 million compared to $561 million a year ago. First quarter 2014 contract drilling expense benefited from a $24 million pre-tax gain on the sale of the ENSCO 69 and Wisconsin jackup rigs. Adjusted for this gain, first quarter 2014 contract drilling expense increased $67 million, or 12%. This increase was primarily due to adding new floaters to the active fleet, as well as a previously anticipated increase in unit labor costs and higher repair and maintenance costs.
Depreciation expense was $160 million compared to $149 million in first quarter 2013. The $11 million increase was mostly due to a growing active fleet. General and administrative expense was $38 million in first quarter 2014, unchanged from a year ago.
Interest expense in first quarter 2014 was $35 million, net of $21 million of interest that was capitalized, compared to interest expense of $39 million in first quarter 2013, net of $18 million of interest that was capitalized.
The effective tax rate was 16.5% compared to 13.9% a year ago. Adjusted for approximately $13 million of certain discrete tax items noted above and $5 million of tax expense related to the sale of two jackup rigs, the first quarter 2014 effective tax rate was 12.6%.

Segment Highlights

Floaters
Floater revenues grew 3% to $741 million in first quarter 2014 from $719 million a year ago, primarily due to ENSCO DS-7 commencing its initial contract and ENSCO DS-6 operating for a full quarter during first quarter 2014 versus a partial quarter during first quarter 2013. The average day rate increased 18% to $447,000 from $380,000 in first quarter 2013.

Reported utilization declined to 68% from 83% a year ago, mostly due to more shipyard upgrades and surveys, as well as rigs rolling off contract. ENSCO 5004 and ENSCO 5006, which operated during first quarter 2013, will be completing major shipyard upgrades in preparation for multi-year contracts commencing later this year. Adjusted for uncontracted rigs and planned downtime, operational utilization improved to 94% from 85% a year ago. First quarter 2013 utilization was influenced by downtime related to a vendor notice regarding inspection and replacement of connector bolts.

Floater contract drilling expense was $396 million in first quarter 2014, up 15% from $345 million in first quarter 2013. The increase was mostly due to the commencement of drilling operations for ENSCO DS-7 in fourth quarter 2013 and a full versus partial quarter of operations for ENSCO DS-6 year to year. The previously anticipated increase in unit labor cost and higher repair and maintenance expense also contributed to the increase.

Jackups
Jackup revenues grew 5% to $430 million, up from $411 million a year ago. The increase was mostly due to a $14,000 increase in the average day rate to $131,000 driven by strong customer demand around the world.

Reported utilization was 84%, compared to 88% a year ago, as 10 jackups had planned downtime for shipyard upgrades or inspections during first quarter 2014 versus seven jackups in first quarter 2013. Adjusted for uncontracted rigs and planned downtime, operational utilization in first quarter 2014 was 99%, unchanged from a year ago.

Contract drilling expense decreased 1% to $197 million, mostly due to the sale of ENSCO 69 and the Wisconsin as noted above. Adjusted for these jackup sales, contract drilling expense increased 11% mostly due to a previously anticipated increase in unit labor costs and repair and maintenance costs related to more shipyard projects as noted above.

Other
Other is composed of managed drilling rig operations. The expiration of a managed drilling contract during third quarter 2013 caused revenues and contract drilling expense to decline year to year. Revenues decreased to $17 million from $20 million in first quarter 2013. Contract drilling expense declined to $11 million from $16 million a year ago.

	First Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2014	2013	Chg	2014	2013	Chg	2014	2013	Chg	2014	2013	2014	2013	Chg

Revenues	740.5	719.2	3%	429.9	410.5	5%	16.6	20.2	(18)%	—	—	1,187.0	1,149.9	3%
Operating expenses
Contract drilling	395.7	344.9	15%	197.4	200.2	(1)%	11.3	15.7	(28)%	—	—	604.4	560.8	8%
Depreciation	115.8	107.1	8%	42.3	40.3	5%	—	—	—%	1.9	1.6	160.0	149.0	7%
General and admin.	—	—	—%	—	—	—%	—	—	—%	38.1	37.8	38.1	37.8	1%
Operating income (loss)	229.0	267.2	(14)%	190.2	170.0	12%	5.3	4.5	18%	(40.0)	(39.4)	384.5	402.3	(4)%

Strong Financial Position - 31 March 2014
Ensco maintained a strong financial position:

•	$10 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 27%

•	Fully available $2 billion revolving credit facility

•	$123 million of cash and cash equivalents

EVP and Chief Financial Officer Jay Swent commented, "Methodical high-grading of the fleet continues to be key to Ensco’s strategy. ENSCO 120 recently commenced its initial contract in the North Sea and ENSCO 121 is scheduled to commence its initial two-year contract in May. With our recent order of two ENSCO 140 Series jackups, we now have eight rigs under construction that will also support the future growth of our company. Year to date, we have sold three of our less capable jackups, bringing our total to 14 rigs divested since the beginning of 2010."

Mr. Swent added, "Despite recent floater market day rate declines, we are committed to our $3.00 per share annualized dividend and we maintain our positive long-term market outlook given industry fundamentals, including favorable commodity prices."

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Tuesday, 29 April 2014, to discuss first quarter 2014 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.
A replay of the conference call will be available by telephone one hour after the completion of the call through 16 May 2014 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (conference ID 10042770). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the Company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in eight of 14 separate categories in the most recent annual survey by EnergyPoint Research. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance, customer finances or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2014	2013

OPERATING REVENUES	$1,187.0	$1,149.9

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	604.4	560.8
Depreciation	160.0	149.0
General and administrative	38.1	37.8
	802.5	747.6

OPERATING INCOME	384.5	402.3

OTHER INCOME (EXPENSE)
Interest income	3.6	3.3
Interest expense, net	(34.6)	(39.2)
Other, net	1.9	6.1
	(29.1)	(29.8)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	355.4	372.5

PROVISION FOR INCOME TAXES	58.7	51.7

INCOME FROM CONTINUING OPERATIONS	296.7	320.8

LOSS FROM DISCONTINUED OPERATIONS, NET	—	(.9)

NET INCOME	296.7	319.9

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(4.2)	(2.8)

NET INCOME ATTRIBUTABLE TO ENSCO	$292.5	$317.1

EARNINGS (LOSS) PER SHARE - BASIC
Continuing Operations	$1.25	$1.37
Discontinued Operations	—	(0.01)
	$1.25	$1.36

EARNINGS PER SHARE - DILUTED
Continuing Operations	$1.25	$1.36
Discontinued Operations	—	—
	$1.25	$1.36

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$289.5	$313.8

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	231.3	230.3
Diluted	231.4	230.6

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$122.5	$165.6
Accounts receivable, net	779.6	855.7
Other	570.3	513.9
Total current assets	1,472.4	1,535.2

PROPERTY AND EQUIPMENT, NET	14,418.3	14,311.0

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	356.5	352.7

	$19,521.2	$19,472.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$905.4	$999.8
Current maturities of long-term debt	47.5	47.5
Total current liabilities	952.9	1,047.3

LONG-TERM DEBT	4,703.7	4,718.9

DEFERRED INCOME TAXES	364.7	362.1

OTHER LIABILITIES	569.1	545.7

TOTAL EQUITY	12,930.8	12,798.9

	$19,521.2	$19,472.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,

	2014	2013

OPERATING ACTIVITIES
Net income	$296.7	$319.9
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Discontinued operations, net	—	.9
Depreciation expense	160.0	149.0
Gain on disposal of assets	(23.7)	(.6)
Other	8.2	(13.4)
Changes in operating assets and liabilities	(24.6)	(113.7)
Net cash provided by operating activities of continuing operations	416.6	342.1

INVESTING ACTIVITIES
Additions to property and equipment	(274.1)	(168.3)
Other	3.3	.9
Net cash used in investing activities of continuing operations	(270.8)	(167.4)

FINANCING ACTIVITIES
Cash dividends paid	(175.7)	(116.5)
Reduction of long-term borrowings	(7.1)	(7.1)
Proceeds from exercise of share options	.2	13.4
Other	(6.4)	(5.5)
Net cash used in financing activities	(189.0)	(115.7)

DISCONTINUED OPERATIONS
Operating activities	—	.2
Investing activities	—	15.5
Net cash provided by discontinued operations	—	15.7

Effect of exchange rate changes on cash and cash equivalents	.1	—

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(43.1)	74.7

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	165.6	487.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$122.5	$561.8

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2014	2013	2013

Rig Utilization(1)

Floaters	68%	83%	73%
Jackups	84%	88%	89%

Total	78%	86%	83%

Average Day Rates(2)

Floaters	$446,801	$379,801	$438,050
Jackups	130,934	117,268	126,771

Total	$238,786	$209,824	$230,230

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts

Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or

Nick Georgas, 713-430-4490
Manager - Investor Relations